                           OFFER TO PURCHASE FOR CASH
                                       BY

                             WESTPOINT STEVENS INC.

                                     up to
                      3,000,000 Shares of its Common Stock
   at a Purchase Price Not Greater Than $22.00 Nor Less Than $19.00 Per Share

   THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
   5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 30, 1999, UNLESS THE OFFER IS EXTENDED.

     WestPoint Stevens Inc., a Delaware corporation (the "Company"), is offering to purchase up to 3,000,000 shares of its Common Stock, par value $.01 per share ("Shares"), at prices specified by its stockholders, not greater than $22.00 nor less than $19.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine a single per Share price (not greater than $22.00 nor less than $19.00 per Share) that it will pay for the Shares validly tendered pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the Purchase Price that will allow it to purchase 3,000,000 Shares (or such lesser number as are validly tendered at prices not greater than $22.00 nor less than $19.00 per Share) pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration and odd lot tenders, the Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not validly withdrawn. The Company reserves the right, in its sole discretion, to purchase more than 3,000,000 Shares pursuant to the Offer, subject to any required extension of the period of time during which the Offer is open. See Section 15.
                            ------------------------

 THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.
   THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.
                            ------------------------

     The Shares are listed and principally traded on the New York Stock Exchange (the "NYSE") under the symbol "WXS". The last reported sale price of the Shares on the NYSE on October 26, 1999, the last full trading day preceding public announcement of the Offer, was $17 15/16 per Share. The last reported sale price of the Shares on the NYSE on October 28, 1999, the last full trading day preceding commencement of the Offer, was $18 1/16 per Share. See Section 7. Stockholders are urged to obtain a current market quotation for the Shares.
                            ------------------------

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER ANY OR ALL OF SUCH STOCKHOLDER'S SHARES PURSUANT TO THE OFFER OR AS TO THE PRICE OF ANY TENDER. EACH STOCKHOLDER MUST MAKE SUCH STOCKHOLDER'S OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

     STOCKHOLDERS ARE URGED TO CAREFULLY AND IMMEDIATELY REVIEW THIS OFFER TO PURCHASE AND THE OTHER MATERIALS ENCLOSED HEREWITH, AND IF THEY DETERMINE TO PARTICIPATE IN THE OFFER, TO TENDER THEIR SHARES PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 30, 1999, TO ENSURE PARTICIPATION IN THE OFFER.
                            ------------------------

                      The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.

October 29, 1999

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) properly complete and duly sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, mail or deliver it and any other documents required by the Letter of Transmittal to The Bank of New York, the depositary for the Offer (the "Depositary"), and either mail or deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or follow the procedure for book-entry transfer set forth in Section 3, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available (or who cannot follow the procedure for book-entry transfer on a timely basis) or who cannot transmit the Letter of Transmittal and all other required documents to the Depositary before the Expiration Date (as defined in Section 1) should tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.
                            ------------------------

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent.
                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER (OR AT WHAT PRICE) OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.
                            ------------------------

     Statements included in this Offer to Purchase may contain forward-looking statements. Such forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may relate, but are not limited, to projections of revenues, income or loss, capital expenditures, fluctuations in insurance reserves, plans for growth and future operations, competition and regulation as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risk and uncertainties, many of which cannot be predicted or quantified. When used in this Offer to Purchase, the words "estimates", "expects", "anticipates", "believes", "plans", "intends" and variations of such words and similar expressions are intended to identify forward-looking statements that involve risks and uncertainties. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. The factors that could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Company's public filings. Undue reliance should not be placed on these forward-looking statements, which are applicable only as of the date hereof. The Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
SUMMARY ...................................................................................................     1
INTRODUCTION ..............................................................................................     2
THE OFFER .................................................................................................     4
  1.  Number of Shares; Proration; Extension of the Offer..................................................     4
  2.  Tenders by Holders of Fewer than 100 Shares..........................................................     5
  3.  Procedure for Tendering Shares.......................................................................     6
  4.  Withdrawal Rights....................................................................................     9
  5.  Acceptance for Payment of Shares and Payment of Purchase Price.......................................     9
  6.  Certain Conditions of the Offer......................................................................    10
  7.  Price Range of Shares; Dividends.....................................................................    12
  8.  Background and Purpose of the Offer..................................................................    13
  9.  Certain Information Concerning the Company...........................................................    14
 10.  Source and Amount of Funds...........................................................................    21
 11.  Certain Federal Income Tax Considerations............................................................    21
 12.  Transactions and Arrangements Concerning the Shares..................................................    24
 13.  Certain Legal Matters; Regulatory Approvals..........................................................    25
 14.  Effects of the Offer on the Market for Shares; Registration under the Exchange Act...................    25
 15.  Extension of Tender Period; Termination; Amendments..................................................    25
 16.  Fees and Expenses....................................................................................    26
 17.  Miscellaneous........................................................................................    27

                                    SUMMARY

     The following summary is solely for the convenience of the Company's stockholders and is qualified in its entirety by reference to the full text of, and more specific details contained in, this Offer to Purchase.

Purchase Price............................  The Company will determine a single Purchase Price not greater than
                                            $22.00 nor less than $19.00 per Share, net to the seller in cash, that it will pay for Shares properly tendered and not validly withdrawn pursuant to the Offer, taking into account the number of
                                            Shares so tendered and the prices specified by tendering
                                            stockholders. All Shares properly tendered at prices at or below the
                                            Purchase Price and not validly withdrawn will be purchased at the
                                            Purchase Price, upon the terms and subject to the conditions of the
                                            Offer, including the proration and odd lot provisions. Each stockholder desiring to tender Shares must specify in the Letter of
                                            Transmittal the price (not greater than $22.00 nor less than $19.00 per Share) at which such stockholder is willing to have such stockholder's Shares purchased by the Company or that such stockholder is willing to accept a Purchase Price resulting from
                                            Dutch Auction.

Number of Shares to be Purchased..........  Up to 3,000,000 Shares (or such lesser number of Shares as are validly tendered and not validly withdrawn). The Company reserves the right, in its sole discretion, to purchase more than 3,000,000 Shares pursuant to the Offer. See Section 1.

Proration.................................  If more than 3,000,000 Shares have been validly tendered and not validly withdrawn prior to the Expiration Date, the Company may purchase validly tendered Shares on a pro rata basis, after the purchase of odd lot Shares. See Section 1.

How to Tender Shares......................  See Section 3. For further information, call the Information Agent or the Dealer Manager or consult your broker for assistance.

Stock Transfer Tax........................  None, if payment is made to the registered stockholder.

Expiration Date...........................  5:00 p.m., New York City time, on Tuesday, November 30, 1999, unless extended by the Company.

Payment Date..............................  As promptly as practicable after the Expiration Date.

Position of the Company and its
  Directors...............................  Neither the Company nor its Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering Shares or as to the purchase price of any tender. The
                                            Company has been advised that none of its directors or executive officers intends to tender any Shares pursuant to the Offer.

Withdrawal Rights.........................  Tendered Shares may be withdrawn at any time until 5:00 p.m., New
                                            York City time, on Tuesday, November 30, 1999, unless the Offer is extended by the Company, and, unless accepted for payment by the
                                            Company, after 12:00 Midnight, New York City time, on Tuesday,
                                            December 28, 1999. See Section 4.

Odd Lots..................................  There will be no proration of Shares tendered by any stockholder owning beneficially less than 100 Shares who tenders all such Shares prior to the Expiration Date and who completes the "Odd Lots" box in the Letter of Transmittal. See Section 1.

                                  INTRODUCTION

     WestPoint Stevens Inc., a Delaware corporation (the "Company"), is offering to purchase up to 3,000,000 shares of its Common Stock, par value $.01 per share (such shares, together with all other outstanding shares of Common Stock of the Company, are referred to herein as the "Shares"), at prices specified by the stockholders, not greater than $22.00 nor less than $19.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

     The Company will determine a single per Share price (not greater than $22.00 nor less than $19.00 per Share) that it will pay for the Shares validly tendered pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the Purchase Price that will allow it to purchase 3,000,000 Shares (or such lesser number as are validly tendered at prices not greater than $22.00 nor less than $19.00 per Share) pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and odd lot tenders described below, the Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not validly withdrawn prior to the Expiration Date (as defined below). The Purchase Price will be paid net to the seller in cash with respect to all Shares purchased. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned as promptly as practicable following the Expiration Date or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility (as defined below), such Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to such stockholder. Stockholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to validly tender Shares.

     Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 9 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. The Company will pay all fees and expenses incurred in connection with the Offer, including those of Merrill Lynch & Co. ("Merrill Lynch" or the "Dealer Manager"), The Bank of New York (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent"). See Section 16.

     If before the Expiration Date a greater number of Shares is validly tendered and not validly withdrawn than will be accepted for purchase by the Company, the Company will accept Shares for purchase, first, from all Shares properly tendered by any Odd Lot Holder (as defined in Section 1) who tenders all Shares beneficially owned by such Odd Lot Holder and complies with the requirements set forth in Section 2 and, then, from all other Shares validly tendered on a pro rata basis. See Sections 1 and 2. All Shares not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to such stockholder.

     As of October 25, 1999, there were 53,325,926 Shares outstanding and 4,689,783 Shares reserved for issuance in connection with outstanding stock options under the Company's stock option plans. The 3,000,000 Shares that the Company is offering to purchase in the Offer represent approximately 5.6% of the Shares outstanding as of October 25, 1999 and approximately 5.2% of the fully-diluted Shares outstanding as of such date. As of October 25, 1999, there were approximately 39 record holders who each owned fewer than 100 Shares and, as of such date, they held in the aggregate approximately 992 Shares.

     Stockholders should be aware that, as a result of his beneficial ownership of Shares, Mr. Holcombe T. Green, Jr., (Chairman of the Board and Chief Executive Officer of the Company) may be deemed to have certain interests with respect to the Offer. If stockholders validly tender not less than the maximum number of Shares for which the Offer is being made (3,000,000 Shares) and the Company accepts such 3,000,000 Shares for purchase, then (i) the 3,000,000 Shares purchased would represent approximately 5.6% of the total number of Shares outstanding at October 25, 1999, constituting approximately 8.4% of the total number of Shares beneficially owned by stockholders other than Mr. Green at October 25, 1999, and (ii) Mr. Green's beneficial ownership of

Shares would increase from an aggregate of approximately 33% to an aggregate of approximately 35% of the outstanding Shares.

     The Board of Directors of the Company (the "Board of Directors")
(Mr. Green abstaining) has approved the making of the Offer. Mr. Green abstained from voting on the making of the Offer to avoid any conflict of interest which might arise from the increase in Mr. Green's beneficial ownership of Shares that will result from stockholders tendering Shares in the Offer. Neither the Company nor the Board of Directors makes any recommendation to any holder of options as to whether to exercise any or all such options or to tender any or all Shares issuable upon such exercise.

     NEITHER THE COMPANY NOR THE BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER ANY OR ALL OF SUCH STOCKHOLDER'S SHARES PURSUANT TO THE OFFER OR AS TO THE PRICE OF ANY TENDER. EACH STOCKHOLDER MUST MAKE SUCH STOCKHOLDER'S OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     The Board of Directors believes that the Company's financial position, outlook and current market conditions make this an attractive time to repurchase a portion of the outstanding Shares. In the view of the Board of Directors, the Offer represents an acceleration of the Company's existing share repurchase program.

     The Offer is designed to afford to stockholders who are considering the sale of all or a portion of their Shares an opportunity to sell such Shares for a higher price than that available in the open market immediately prior to the announcement of the Offer, without the usual transaction costs associated with market sales.

     The Offer will also allow qualifying stockholders beneficially owning fewer than 100 Shares to avoid the payment of brokerage commissions and the applicable odd lot discount payable on a sale of Shares in a transaction on a securities exchange. Correspondingly, the costs to the Company for servicing the accounts of Odd Lot Holders (as defined below) will be reduced. See Section 2.

     The Shares are traded on the New York Stock Exchange (the "NYSE") under the symbol "WXS". On October 26, 1999, the last full trading day before the announcement of the terms of the Offer, the last reported sale price of the Shares, as reported on the NYSE, was $17 15/16 per Share. On October 28, 1999, the last full trading day before the commencement of the Offer, the last reported sale price of the Shares, as reported on the NYSE was $18 1/16 per Share. See Section 7. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     In considering the Offer, the Board of Directors also took into account the expected financial impact of the Offer, including the Company's increased debt as a result of the Offer and the resulting increased interest expense. See the information under the caption "Pro Forma Unaudited Financial Data" in
Section 9. The Company believes that, following completion of the Offer, its cash, short-term investments and access to credit facilities, together with its anticipated cash flow from operations, will be adequate for its needs for the foreseeable future. However, the Company's actual experience may differ from the expectations set forth in the preceding sentence. Future events, such as unexpected operating losses or capital or other expenditures, might have the effect of reducing the Company's available cash balances or might reduce or eliminate the availability of external financial resources.

     Shares acquired by the Company pursuant to the Offer will be held in the Company's treasury and will be available for the Company to issue without further stockholder action (except as required by applicable law or the rules of the NYSE on which the Shares are traded). These Shares could be issued for general or other corporate purposes, including, for acquisitions, raising additional capital, stock splits or dividends, employee incentives or savings and compensation plans.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION; EXTENSION OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and will thereby purchase) up to 3,000,000 Shares or such lesser number of Shares as are validly tendered (and not validly withdrawn in accordance with Section 4) prior to the Expiration Date at a price (determined in the manner set forth below) not greater than $22.00 nor less than $19.00 per Share. The term "Expiration Date" means 5:00 p.m., New York City time, on Tuesday, November 30, 1999, unless and until the Company shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. For a description of the Company's rights to extend the period of time during which the Offer is open and to delay, terminate or amend the Offer, see Section 15. See also Section 6. Subject to the purchase of Shares validly tendered and not validly withdrawn by Odd Lot Holders as set forth in Section 2, if the Offer is oversubscribed, Shares validly tendered before the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

     The Company will determine the Purchase Price taking into account the number of Shares tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price within the stated range that will allow it to purchase 3,000,000 Shares (or such lesser number as are validly tendered at prices not greater than $22.00 nor less than $19.00 per Share) pursuant to the Offer. The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6. The Company reserves the right, in its sole discretion, to purchase more than 3,000,000 Shares pursuant to the Offer.

     In accordance with Instruction 5 of the Letter of Transmittal, each stockholder who wishes to tender Shares must specify the price (not greater than $22.00 nor less than $19.00 per Share) at which such stockholder is willing to have the Company purchase such Shares or that such stockholder is willing to accept the Purchase Price resulting from Dutch Auction. As promptly as practicable following the Expiration Date, the Company will determine the Purchase Price (not greater than $22.00 nor less than $19.00 per Share) that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. All Shares purchased pursuant to the Offer will be purchased at the Purchase Price. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to such stockholder.

     The Company reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. See Section 15. There can be no assurance, however, that the Company will exercise its right to extend the Offer. The Company also reserves the right (but shall not be obligated) to accept for payment more than 3,000,000 Shares pursuant to the Offer.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. The Offer is, however, subject to certain other conditions. See
Section 6.

     All Shares purchased pursuant to the Offer will be purchased at the Purchase Price, net to the seller in cash. See Section 5.

     If (a) the Company (i) increases or decreases the price to be paid for Shares tendered pursuant to the Offer, (ii) increases the number of Shares being sought in the Offer and any such increase exceeds 2% of the outstanding Shares or (iii) decreases the number of Shares being sought, and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such ten (10) business day period.

     For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     All Shares not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to such stockholder. See Section 5.

     If the number of Shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Date is less than or equal to 3,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company, upon the terms and subject to the conditions of the Offer, will purchase at the Purchase Price all Shares so tendered and not validly withdrawn.

     If the number of Shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Date is greater than 3,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) the Company, upon the terms and subject to the conditions of the Offer, will accept Shares for purchase in the following order of priority:

          (a) first, all Shares validly tendered and not validly withdrawn prior to the Expiration Date by any stockholder who beneficially owned as of the close of business on October 29, 1999 an aggregate of fewer than 100 Shares (each an "Odd Lot Holder") who:

             (1) tenders all Shares beneficially owned by such Odd Lot Holder (partial tenders will not qualify for this preference); and

             (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

          (b) then, after purchase of all the foregoing Shares validly tendered by Odd Lot Holders, all other Shares validly tendered and not validly withdrawn prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

     If proration of tendered Shares is required, because of the difficulty in determining the number of Shares validly tendered (including Shares tendered by the guaranteed delivery procedure described in Section 3) and as a result of the "odd lot" procedure described above and in Section 2, the Company does not expect that it will be able to commence the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately five (5) NYSE trading days after the Expiration Date. Proration for each stockholder tendering Shares other than Odd Lot Holders will be based on the ratio of the number of Shares tendered by such stockholder to the total number of Shares tendered by all stockholders other than Odd Lot Holders. This ratio will be applied to stockholders tendering Shares other than Odd Lot Holders to determine the number of Shares that will be purchased from each stockholder pursuant to the Offer. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Information Agent and may also be able to obtain such information from their brokers or financial advisors.

2. TENDERS BY HOLDERS OF FEWER THAN 100 SHARES

     The Company, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, all Shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Date by or on behalf of Odd Lot Holders. See Section 1. To avoid proration, however, an Odd Lot Holder must validly tender all Shares that such Odd Lot Holder beneficially owns. Partial tenders will not qualify for this preference. This preference is not available to owners of 100 or more Shares even if such owners have separate stock certificates for fewer than 100 Shares.

     By accepting the Offer and tendering Shares directly to the Depositary, an Odd Lot Holder will avoid the payment of brokerage commissions and any applicable odd lot discount payable in a sale of such Shares in a transaction effected on a securities exchange.

     As of October 25, 1999, there were approximately 259 Holders of record of Shares. Approximately 39 of these Holders of record held individually fewer than 100 Shares and held in the aggregate 992 Shares. Because of the large number of Shares held in the names of brokers and nominees, the Company is unable to estimate the number of beneficial owners of fewer than 100 Shares or the aggregate number of Shares they own.

     ANY ODD LOT HOLDER WISHING TO TENDER ALL SHARES BENEFICIALLY OWNED BY SUCH ODD LOT HOLDER PURSUANT TO THE OFFER AND QUALIFY FOR THIS PREFERENCE MUST COMPLETE THE BOX CAPTIONED "ODD LOTS" ON THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, ON THE NOTICE OF GUARANTEED DELIVERY. SEE SECTION 3.

3. PROCEDURE FOR TENDERING SHARES

     Proper Tender of Shares. To validly tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or
(ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary, including an Agent's Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal, or pursuant to ATOP (as defined below)), in each case prior to the Expiration Date, or (b) the tendering holder of Shares must comply with the guaranteed delivery procedure described below.

     Odd Lot Holders who tender all Shares must complete the section entitled "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 2.

     IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, IN ORDER TO TENDER SHARES PURSUANT TO THE OFFER, A STOCKHOLDER MUST EITHER (A) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION" OR (B) CHECK ONE OF THE BOXES IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER".

     A STOCKHOLDER WHO WISHES TO MAXIMIZE THE CHANCE THAT HIS OR HER SHARES WILL BE PURCHASED AT THE RELEVANT PURCHASE PRICE SHOULD CHECK THE BOX ON THE RELEVANT LETTER OF TRANSMITTAL MARKED, "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION". NOTE THAT THIS ELECTION COULD RESULT IN SUCH STOCKHOLDER'S SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $19.00 PER SHARE. A STOCKHOLDER WHO WISHES TO INDICATE A SPECIFIC PRICE (IN MULTIPLES OF $0.25) AT WHICH SUCH STOCKHOLDER'S SHARES ARE BEING TENDERED MUST CHECK A BOX UNDER THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER" ON THE LETTER OF TRANSMITTAL IN THE TABLE LABELED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED". A STOCKHOLDER WHO WISHES TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE SEPARATE LETTERS OF TRANSMITTAL FOR EACH PRICE AT WHICH SUCH SHARES ARE BEING TENDERED. THE SAME SHARES CANNOT BE TENDERED AT MORE THAN ONE PRICE.

     A TENDER OF SHARES WILL BE PROPER IF, AND ONLY IF, ON THE APPROPRIATE LETTER OF TRANSMITTAL EITHER THE BOX IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION" OR ONE OF THE BOXES IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDERS" IS CHECKED.

     Tender Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person, directly or indirectly, to tender Shares for his or her own account unless, at the time of the tender and at the end of the proration period, the person so tendering (a) has a net long position equal to or greater than the amount of (i) Shares tendered or (ii) other securities immediately convertible into, exercisable or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (b) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a lender on behalf of another person. The tender of Shares pursuant to any one of the procedures set forth herein will constitute the tendering stockholders' acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that
(a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4, and (b) the tender of such Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the transfer procedures of the Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, together with any required signature guarantees, or an Agent's Message, or, in the case of a tender through the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP"), the specific acknowledgment, and, in each case, any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Participants in the Book-Entry Transfer Facility may tender their Shares in accordance with ATOP, to the extent it is available to such participants for the Shares they wish to tender. A stockholder tendering through ATOP must expressly acknowledge that the stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against such stockholder.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 8 to the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or stock power guaranteed by an Eligible Institution.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares and all other required documents to the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (with any required signature guarantees) is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) the certificates for the tendered Shares (or a confirmation of a book-entry transfer of such Shares delivered electronically into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof or a proper tender through ATOP), with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, or, in the case of a tender through ATOP, the specific acknowledgment, and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third trading day after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     U.S. Federal Income Tax Withholding. To avoid Federal income tax backup withholding equal to 31% of the gross payments made to stockholders for Shares purchased pursuant to the Offer, each stockholder must notify the Depositary of such stockholder's correct taxpayer identification number and provide certain other information by properly completing the Substitute Form W-9 included in the Letter of Transmittal. Foreign stockholders (as defined in Section 11) may be required to submit a properly completed form W-8, certifying non-United States status, in order to avoid backup withholding. In addition, foreign stockholders may be subject to 30% (or lower treaty rate) withholding on gross payments received pursuant to the Offer (as discussed in Section 11). For a discussion of certain Federal income tax consequences to tendering stockholders, see Section
11. Each stockholder is urged to consult with his or her own tax advisor.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for which may be unlawful. The Company also reserves the absolute right to waive any condition of the Offer (except as otherwise provided in Section 6) or any defect or irregularity in any tender of Shares. No tender of Shares will be deemed properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

     Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder's certificate(s) are tendered, certificate(s) for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to such stockholder.

4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 Midnight, New York City time, on December 28, 1999, unless theretofore accepted for payment as provided in this Offer to Purchase. If the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the tender offer. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer, as soon as practicable after the Expiration Date, the Company will purchase and pay the Purchase Price for 3,000,000 Shares (subject to increase or decrease as provided in Sections 1 and 15) or such lesser number of Shares as are validly tendered and not validly withdrawn as permitted in Section 4. For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased), subject to proration, Shares which are validly tendered and not validly withdrawn when, as and if the Company gives oral or written notice to the Depositary of the Company's acceptance of such Shares for payment pursuant to the Offer.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a timely Book-Entry Confirmation of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), or, in the case of a book-entry transfer, an Agent's Message, or, in the case of a tender through ATOP, the specific acknowledgment, and in each case, any other required documents.

     If proration of tendered Shares is required, because of the difficulty in determining the number of Shares validly tendered (including Shares tendered by the guaranteed delivery procedure described in Section 3) and as a result of the odd lot procedure described above and in Section 2, the Company does not expect that it will be able to commence the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately five (5) NYSE trading days after the Expiration Date. Proration for each stockholder tendering Shares other than Odd Lot Holders will be based on the ratio of the number of Shares tendered by such stockholder to the total number of Shares tendered by all stockholders other than Odd Lot Holders. This ratio will be applied to stockholders tendering Shares other than Odd Lot Holders to determine the number of Shares that will be purchased from each stockholder pursuant to the Offer. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Information Agent and may also be able to obtain such information from their brokers or financial advisors.

     Certificates for all Shares not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering stockholders (or, in the case of Shares delivered by book-entry transfer, such Shares will be credited to the account maintained with one of the Book-Entry Transfer Facilities by the participant therein who so delivered such Shares) at the Company's expense as promptly as practicable following the Expiration Date.

     Payment for Shares purchased pursuant to the Offer will be made by the Company by depositing the aggregate Purchase Price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE COMPANY, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     Payment for Shares may be delayed in the event of difficulty in determining the number of Shares validly tendered or if proration is required. See
Section 1. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

     The Company will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of any Shares to it or its order pursuant to the Offer. If, however, payment is to be made to, or Shares not purchased or tendered are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 9 to the Letter of Transmittal.

     ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A NONCORPORATE FOREIGN STOCKHOLDER, A FORM W-8, WHICH IS OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO A FEDERAL BACKUP WITHHOLDING TAX OF 31% OF THE GROSS PROCEEDS TO BE PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 3 AND 11.

6. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Company's right to extend, amend or terminate the Offer at any time in its sole discretion, the Company shall not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer if, before acceptance for payment of or payment for any Shares, any of the following shall have occurred (or shall have been determined by the Company to have occurred):

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the making of the Offer or the acquisition of Shares pursuant to the Offer, or otherwise, directly or indirectly, relates in any manner to or affects the Offer or (ii) in the sole judgment of the Company, could materially affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal, domestic or foreign, which, in the Company's sole judgment, would or might, directly or indirectly, (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for, some or all of the Shares, (iii) materially impair the contemplated benefits of the Offer to the Company or (iv) materially affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

          (c) it shall have been publicly disclosed or the Company shall have learned that (i) any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G on file with the Securities and Exchange Commission (the "SEC") on or prior to October 26, 1999), (ii) any such person or group that on or prior to October 26, 1999 had filed a Schedule 13D or 13G with the SEC thereafter shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional Shares representing 2% or more of the outstanding Shares, or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire the Company or any of its assets or securities;

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of the Shares, (iii) any change in the general political market, economic or financial condition in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or the trading in the Shares, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Company's sole judgment, might affect, the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity or crisis, directly or indirectly, involving the United States, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof;

          (e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger, acquisition or other business combination proposal for the Company, shall have been proposed, announced or made by any person;

          (f) there shall have occurred any event or events that have resulted, or may in the sole judgment of the Company result, in an actual or threatened change in the business, condition (financial or otherwise), income, operations, stock ownership or prospects of the Company and its subsidiaries, taken as a whole;

          (g) there shall be a reasonable likelihood that the purchase of Shares pursuant to the Offer will cause the Shares not to be authorized to be quoted on the NYSE;

and, in the sole judgment of the Company, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and, except as set forth in the next sentence, any such condition may be waived by the Company, in whole or in part, at any time and from time to time, in its sole discretion, whether or not any other condition of the Offer is also waived. The Company will not under any circumstances waive the condition set forth in paragraph (g) above. The Exchange Act requires that all conditions to the Offer must be satisfied or waived before the final Expiration Date. In certain circumstances, waiver of a condition to the Offer would require an extension of the Offer. See
Section 15.

     The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

7. PRICE RANGE OF SHARES; DIVIDENDS

     Commencing on October 15, 1999, the Shares have been principally traded on the NYSE under the symbol "WXS". Prior to such date the Shares were principally traded on the Nasdaq National Market under the symbol "WPSN". The table below sets forth, for the calendar periods indicated, the high (ask) and low (bid) sales prices per Share (on a post-split basis) on the consolidated transaction reporting system, as reported by Nasdaq and the NYSE for the applicable periods.

                                                                                               HIGH       LOW
                                                                                               ----       ---
1997:
  First Quarter.............................................................................   $20        $14 1/2
  Second Quarter............................................................................    20 1/4     17 9/16
  Third Quarter.............................................................................    21 1/2     18 5/6
  Fourth Quarter............................................................................    24 1/16    19

1998:
  First Quarter.............................................................................    29 1/4     21 3/4
  Second Quarter............................................................................    34 3/4     28 1/4
  Third Quarter.............................................................................    37 7/8     25 15/16
  Fourth Quarter............................................................................    32 1/2     24 5/8

1999:
  First Quarter.............................................................................    32         23 1/4
  Second Quarter............................................................................    37 9/16    26 1/2
  Third Quarter.............................................................................    33         22 1/4
  Fourth Quarter (through October 28, 1999).................................................    24 1/2     17 13/16

     On October 26, 1999, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares, as reported on the NYSE, was $17 15/16 per Share. On October 28, 1999, the last full trading day before the commencement of the Offer, the last reported sale price of the Shares, as reported on the NYSE, was $18 1/16 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company paid a cash dividend of $.02 per Share on June 1, 1999 and September 1, 1999, the Company has announced its intention to pay a cash dividend of $.02 per Share on December 1, 1999 to holders of record on November 15, 1999. All holders of record on November 15, 1999 will be entitled to receive this dividend whether or not they tender any Shares in the Offer. The payment of dividends in the future is subject to the discretion of the Board and will depend upon general business conditions, legal and contractual restrictions on the payment of dividends and other factors that the Board may deem to be relevant.

     In connection with the declaration of dividends or the making of distributions on, or the purchase, redemption of other acquisition of Shares, the Company is required to comply with certain restrictions contained in certain of its debt instruments.

8. BACKGROUND AND PURPOSE OF THE OFFER

     The Board of Directors believes that the Company's financial position, outlook and current market conditions make this an attractive time to repurchase a portion of the outstanding Shares. In the view of the Board of Directors, the Offer represents an acceleration of the Company's existing share repurchase program.

     The Company is making the Offer primarily to provide its stockholders who are considering the sale of all or a portion of their Shares an opportunity to sell such Shares for a higher price than that available in the open market immediately prior to the announcement of the Offer, without the usual transaction costs associated with market sales. In addition, the Offer will allow qualified Odd Lot Holders whose Shares are purchased pursuant to the Offer to avoid the payment of brokerage commissions and any applicable odd lot discount payable on a sale of Shares that otherwise could apply to open market transactions. To the extent the purchase of Shares in the Offer results in a reduction in the number of stockholders of record, the costs to the Company for services to stockholders will be reduced.

     NEITHER THE COMPANY NOR THE BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER ANY OF OR ALL SUCH STOCKHOLDER'S SHARES PURSUANT TO THE OFFER OR AS TO THE PRICE OF ANY TENDER. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTEND TO TENDER ANY SHARES PURSUANT TO THE OFFER. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER AND TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS. EACH STOCKHOLDER MUST MAKE SUCH STOCKHOLDER'S OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE.

     The Board of Directors believes that the Offer represents an appropriate use of a portion of the Company's available working capital. The Company believes its Shares are a good investment and has a policy of seeking to purchase its Shares when market conditions are favorable. The Board of Directors has in the past authorized the Company to repurchase Shares in the open market. During 1999, the Board of Directors increased to 23,000,000 the maximum number of Shares that the Company could repurchase in open-market transactions. Through December 31, 1998, the Company repurchased in the open market 14,051,100 Shares for an aggregate cost of approximately $242,365,800. From January 1, 1999 through October 26, 1999, the Company acquired 3,826,450 Shares for an aggregate cost of approximately $99,383,500. See Section 12.

     The Offer temporarily suspends the Company's open-market repurchases of Shares previously authorized by the Board of Directors. The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms or on terms that are more or less favorable to stockholders than the terms of the Offer. However, under the Exchange Act (including Rule 13e-4(f)(6) thereunder), the Company and its affiliates are prohibited from purchasing any Shares, other than pursuant to the Offer, until at least ten (10) business days after the expiration or termination of the Offer. Any possible future purchases by the Company of Shares will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's financial position and resources, and general economic and market conditions.

     The Offer allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company if they so desire. Stockholders who determine not to accept the Offer or whose Shares are not purchased in the Offer will obtain an increase in their ownership interest in the Company. After consummation of the Offer, increases or decreases in the Company's net income will likely be reflected in greater increases or decreases in earnings per Share than is presently the case because of the smaller number of Shares outstanding thereafter.

     As of October 25, 1999, there were 53,325,926 Shares outstanding and 4,689,783 Shares reserved for issuance in connection with outstanding stock options under the Company's stock option plans. The 3,000,000 Shares that the Company is offering to purchase in the Offer represent approximately 5.6% of the Shares outstanding as of October 25, 1999 and approximately 5.2% of the fully-diluted Shares outstanding on such date.

     Stockholders should be aware that, as a result of his beneficial ownership of Shares, Mr. Holcombe T. Green, Jr. (Chairman of the Board and Chief Executive Officer of the Company) may be deemed to have certain interests with respect to the Offer. If stockholders validly tender not less than the maximum number of Shares for which the Offer is being made (3,000,000 Shares) and the Company accepts such 3,000,000 Shares for purchase, then
(i) the 3,000,000 Shares purchased would represent approximately 5.6% of the total number of Shares outstanding at October 25, 1999, constituting approximately 8.4% of the total number of Shares beneficially owned by stockholders other than Mr. Green at October 25, 1999, and (ii) Mr. Green's beneficial ownership of Shares would increase from an aggregate of approximately 33% to an aggregate of approximately 35% of the outstanding Shares.

     Shares acquired by the Company pursuant to the Offer will be held in the Company's treasury and will be available for the Company to issue without further stockholder action (except as required by applicable law or the rules of the NYSE on which the Shares are traded). These Shares could be issued for general or other corporate purposes, including, for acquisitions, raising additional capital, stock splits or dividends, employee incentives or savings and compensation plans. Except as set forth herein, the Company has no present plan to use any authorized but unissued Shares or Shares held in the Company's treasury for any purpose.

     Except as disclosed in this Offer to Purchase, the Company has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;
(c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Articles of Incorporation or By-laws, or any action which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to
Section 15(d) of the Exchange Act.

     The Offer is not intended to result in the deregistration of the Shares under the Exchange Act or to cause the Shares not to be listed on the NYSE or on another national securities exchange or an inter-dealer quotation system of a registered national securities association. See Section 14.

9. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company manufactures, markets and distributes bed and bath home fashions products directly and indirectly through its subsidiaries. The Company manufactures and markets home fashions products for distribution to chain and department stores, mass merchants and specialty stores. The Company manufactures and markets these products under its own trademarks and under various licensing agreements.

     The Company estimates that it has the largest market share, approximately 35%, in the domestic sheet and pillowcase market and the largest market share, approximately 42%, in the domestic bath towel market. The Company calculates these estimates based on United States government data, specifically the United States Census Bureau Current Industrial Report dated February 8, 1999, publicly available information about its competitors and information in trade publications. In addition, according to United States government data, each of these markets had over $1 billion in annual sales during each of the past five years.

     The Company manufactures and markets a broad range of bed and bath products, including:

     o decorative sheets and towels,

     o designer sheets and accessories,

     o blankets,

     o private label sheets and towels,

     o bedskirts, bedspreads, comforters and duvet covers,

     o drapes and valances,

     o throw pillows, bed pillows and mattress pads, and

     o shower curtains and table covers.

     These products are made from a variety of fabrics, such as chambray, twill, sateen, flannel, linen, cotton and cotton blends. They are available in a wide assortment of colors and patterns. The Company has positioned itself as a single-source supplier to retailers of bed and bath products, offering a broad assortment of products across multiple price points. This product and price point breadth allows the Company to provide a comprehensive product offering for each major distribution channel.

     The Company markets its products under well-known and firmly established trademarks, brand names and private labels. The Company uses these trademarks, brand names and private labels as merchandising tools to assist its customers in coordinating their product offerings and differentiating their products from those of their competitors. The Company's home fashions trademarks include GRAND PATRICIAN(Registered), MARTEX(Registered), UTICA(Registered),
STEVENS(Registered), LADY PEPPERELL(Registered), and VELLUX(Registered). In addition, the Company manufactures and sells home fashion products under licensing agreements using designer names that include, among others, Ralph Lauren Home Collection, Sanderson, Joe Boxer, Esprit, Star Wars and Serta Perfect Sleeper.

     The Company is a Delaware corporation with its principal executive offices located at 507 West Tenth Street, West Point, Georgia 31833. Its telephone number at that address is (706) 645-4000.

     The foregoing description of the Company's business is qualified in its entirety by the more detailed discussion thereof contained in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1998 (the "1998 Form 10-K") and its other filings made with the SEC pursuant to the Exchange Act. These reports and filings are available for inspection and copies thereof are obtainable in the manner set forth below under the caption "Additional Information".

     Additional Information. The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements and reports certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal owners of the Company's securities and any material interest of such persons in transactions with the Company. The Company has also filed an Issuer Tender Offer Statement on the Schedule 13E-4 with the SEC which includes certain additional information relating to the Offer. The reports, proxy statements and other information filed by the Company with the SEC should be available for inspection at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the EDGAR system.

     Selected Historical Financial Information. The selected historical financial data presented below for 1998 and 1997 were derived from the Audited Consolidated Financial Statements of the Company and its subsidiaries for the years ended December 31, 1998 and December 31, 1997 (the "Consolidated Financial Statements"), and should be read in conjunction therewith, including the notes thereto and the other financial information included in the 1998 Form 10-K. This selected financial information is qualified in its entirety by reference to 1998 Form 10-K and all financial statements and related notes contained therein. The selected historical financial data presented below for the nine months ended September 30, 1999 and September 30, 1998 were derived from the Condensed Consolidated Financial Statements (Unaudited) of the Company and its subsidiaries included on the Company's Report on Form 8-K filed on October 27, 1999, and should be read in conjunction therewith, including the notes thereto and other information contained therein. The statement of operations data reflect the discontinuance of the Alamac Knit Fabrics subsidiary and accordingly only reflect the operations of Home Fashions. The Company's 1998 Form 10-K and Form 8-K are incorporated herein by reference. More comprehensive financial information is included in such reports and the financial information which follows is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth above under "Additional Information."

                             WESTPOINT STEVENS INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                           (UNAUDITED)
                                                                        NINE MONTHS ENDED           YEAR ENDED
                                                                         SEPTEMBER 30,             DECEMBER 31,
                                                                       -------------------      -------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)                                     1999       1998          1998       1997
                                                                       --------   --------      --------   --------
STATEMENT OF OPERATIONS DATA:
Net Sales............................................................  $1,398.1   $1,308.9      $1,779.0   $1,657.5
Gross earnings.......................................................     375.5      347.2         474.7      419.8
Operating earnings...................................................     192.2      176.3         248.3      214.9
Interest expense.....................................................      75.7       79.1         105.7      102.2
Income from continuing operations before income tax expense and
  extraordinary item.................................................     114.7       96.3         141.7      110.2
Income from continuing operations before extraordinary item..........      73.3       61.6          90.6       69.3
Net income...........................................................      73.3       11.0          40.0       78.0
Diluted net income (loss) per common share:
  Continuing operations..............................................      1.28       1.02          1.51       1.11
  Discontinued operations............................................        --         --            --        .14
  Extraordinary item--loss on extinguishment of debt (1).............        --       (.84)         (.84)        --
                                                                       --------   --------      --------   --------
  Net income per common share........................................      1.28        .18           .67       1.25
Diluted average common shares outstanding............................      57.3       60.4          59.9       62.7


                                                                       (UNAUDITED)
                                                                      SEPTEMBER 30,             DECEMBER 31,
                                                                   --------------------      --------------------
(IN MILLIONS)                                                        1999        1998          1998        1997
                                                                   --------    --------      --------    --------
BALANCE SHEET DATA:
Total assets....................................................   $1,504.8    $1,383.4      $1,391.2    $1,291.1
Working capital (2).............................................      185.9       226.5         178.2       212.2
Total debt......................................................    1,429.2     1,333.7       1,335.4     1,187.7
Stockholders' equity (deficit)..................................     (493.8)     (496.8)       (487.5)     (425.0)


                                                                       (UNAUDITED)
                                                                    NINE MONTHS ENDED             YEAR ENDED
                                                                      SEPTEMBER 30,             DECEMBER 31,
                                                                   --------------------      --------------------
(IN MILLIONS, EXCEPT RATIOS)                                         1999        1998          1998        1997
                                                                   --------    --------      --------    --------
OTHER DATA:
Depreciation and amortization:
  Continuing operations.........................................   $   64.4    $   62.6      $   80.6    $   71.7
  Discontinued operations.......................................         --          --            --         5.5
Capital expenditures:
  Continuing operations.........................................       78.3       101.6         147.5       148.9
  Discontinued operations.......................................         --          --            --         3.2
Ratio of earnings to fixed charges..............................      2.34x       2.08x         2.19x       1.96x

------------------
(1) The Company recorded an extraordinary item of $50.6 million, net of income taxes of $28.5 million, for the early extinguishment of debt. The extraordinary charge consisted primarily of tender premiums and the write-off of deferred debt costs.

(2) Working capital at September 30, 1999 and 1998 and at December 31, 1998 and 1997 includes the current portion of bank indebtedness and other long-term debt of $154.2 million, $58.7 million, $60.4 million and $41.4 million, respectively.

     Pro Forma Unaudited Financial Data. The following pro forma unaudited consolidated financial statements present the Company's pro forma balance sheets as of December 31, 1998 and September 30, 1999 and the Company's pro forma results of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999 giving effect to (1) the purchase by the Company of 3,000,000 Shares for $22 per share, (2) the incurrence of revolver borrowings under the Company's senior credit facility to finance the transaction, (3) the payment of related transaction fees and expenses and (4) the income tax effects of the preceding transactions, all as if they had occurred as of January 1, 1998 with respect to results of operations data and December 31, 1998 and September 30, 1999 with respect to balance sheet data.

     These pro forma unaudited consolidated results of operations do not purport to represent what the Company's actual results of operations would have been had such events occurred on January 1, 1998 and should not serve as a forecast of the Company's results of operations for any future periods.

     The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable under the circumstances. These pro forma unaudited consolidated financial statements should be read in conjunction with the Company's Consolidated Financial Statements, Condensed Consolidated Financial Statements and the Notes thereto incorporated herein by reference.

                       PRO FORMA UNAUDITED FINANCIAL DATA
             CONDENSED CONSOLIDATED PRO FORMA RESULTS OF OPERATIONS
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1998
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

                                                                                         PRO FORMA
                                                                             ACTUAL      ADJUSTMENTS    PRO FORMA
                                                                           ----------    -----------    ----------
Net sales...............................................................   $1,778,991                   $1,778,991
Cost of goods sold......................................................    1,304,231                    1,304,231
                                                                           ----------                   ----------
  Gross earnings........................................................      474,760                      474,760
Selling, general and administrative expenses............................      226,437                      226,437
                                                                           ----------                   ----------
  Operating earnings....................................................      248,323                      248,323
Interest expense........................................................      105,677        4,306 (1)     109,983
Other expense-net.......................................................          968                          968
                                                                           ----------      -------      ----------
  Income before income tax expense and extraordinary item...............      141,678       (4,306)        137,372
Income tax expense......................................................       51,125       (1,550)(2)      49,575
                                                                           ----------      -------      ----------
  Income before extraordinary item......................................   $   90,553      $(2,756)     $   87,797
                                                                           ----------      -------      ----------
                                                                           ----------      -------      ----------
Basic income per common share:
  Income before extraordinary item......................................   $     1.57                   $     1.60
                                                                           ----------                   ----------
                                                                           ----------                   ----------
Diluted income per common share:
  Income before extraordinary item......................................   $     1.51                   $     1.54
                                                                           ----------                   ----------
                                                                           ----------                   ----------
Basic average common shares outstanding.................................       57,791       (3,000)(3)      54,791
  Dilutive effect of stock options and stock bonus plan.................        2,158                        2,158
                                                                           ----------      -------      ----------
Diluted average common shares outstanding...............................       59,949       (3,000)         56,949
                                                                           ----------      -------      ----------
                                                                           ----------      -------      ----------
Ratio of earnings to fixed charges......................................        2.19x                        2.11x
                                                                           ----------                   ----------
                                                                           ----------                   ----------

             CONDENSED CONSOLIDATED PRO FORMA RESULTS OF OPERATIONS
                                  (UNAUDITED)
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

                                                                                      PRO FORMA
                                                                          ACTUAL      ADJUSTMENTS      PRO FORMA
                                                                        ----------    -----------      ----------
Net sales............................................................   $1,398,102                     $1,398,102
Cost of goods sold...................................................    1,022,579                      1,022,579
                                                                        ----------                     ----------
  Gross earnings.....................................................      375,523                        375,523
Selling, general and administrative expenses.........................      183,284                        183,284
                                                                        ----------                     ----------
  Operating earnings.................................................      192,239                        192,239
Interest expense.....................................................       75,662        2,826 (1)        78,488
Other expense--net...................................................        1,834                          1,834
                                                                        ----------      -------        ----------
  Income before income tax expense...................................      114,743       (2,826)          111,917
Income tax expense...................................................       41,400       (1,017)(2)        40,383
                                                                        ----------      -------        ----------
Net income...........................................................   $   73,343      $(1,809)       $   71,534
                                                                        ----------      -------        ----------
                                                                        ----------      -------        ----------
Basic net income per share...........................................   $     1.32                     $     1.36
                                                                        ----------                     ----------
                                                                        ----------                     ----------
Diluted net income per share.........................................   $     1.28                     $     1.32
                                                                        ----------                     ----------
                                                                        ----------                     ----------
Basic average common shares outstanding..............................       55,569       (3,000)(3)        52,569
  Dilutive effect of stock options and stock bonus plan..............        1,689                          1,689
                                                                        ----------      -------        ----------
Diluted average common shares outstanding............................       57,258       (3,000)           54,258
                                                                        ----------      -------        ----------
                                                                        ----------      -------        ----------
Ratio of earnings to fixed charges...................................        2.34x                          2.26x
                                                                        ----------                     ----------
                                                                        ----------                     ----------

                 CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                                  (UNAUDITED)
                               DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                                     PRO FORMA
                                                                         ACTUAL      ADJUSTMENTS       PRO FORMA
                                                                       ----------    -----------       ----------
                               ASSETS
Current Assets
  Cash and cash equivalents.........................................   $      527                      $      527
  Accounts receivable...............................................       70,086                          70,086
  Inventories.......................................................      381,022                         381,022
  Prepaid expenses and other current assets.........................       18,051                          18,051
                                                                       ----------      -------         ----------
Total current assets................................................      469,686                         469,686
Property, Plant and Equipment, net..................................      776,939                         776,939
Other Assets
  Deferred financing fees...........................................       21,102                          21,102
  Prepaid pension and other assets..................................       52,257                          52,257
  Goodwill..........................................................       71,227                          71,227
                                                                       ----------      -------         ----------
                                                                       $1,391,211                      $1,391,211
                                                                       ----------      -------         ----------
                                                                       ----------      -------         ----------
           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
  Senior Credit Facility............................................   $   60,400                      $   60,400
  Accrued interest payable..........................................        4,777                           4,777
  Trade accounts payable............................................       85,908                          85,908
  Other accounts payable and accrued liabilities....................      140,423                         140,423
                                                                       ----------      -------         ----------
Total current liabilities...........................................      291,508                         291,508
Long-Term Debt......................................................    1,275,000       66,450 (4)      1,341,450
Noncurrent Liabilities
  Deferred income taxes.............................................      236,328                         236,328
  Other liabilities.................................................       75,827                          75,827
                                                                       ----------      -------         ----------
Total noncurrent Liabilities........................................      312,155           --            312,155
Stockholders' Equity (Deficit)......................................     (487,452)     (66,450)(4)       (553,902)
                                                                       ----------      -------         ----------
                                                                       $1,391,211                      $1,391,211
                                                                       ----------      -------         ----------
                                                                       ----------      -------         ----------

                 CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                                  (UNAUDITED)
                               SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                                                                     PRO FORMA
                                                                         ACTUAL      ADJUSTMENTS       PRO FORMA
                                                                       ----------    -----------       ----------
                               ASSETS
Current Assets
  Cash and cash equivalents.........................................   $      161                      $      161
  Accounts receivable...............................................      110,980                         110,980
  Inventories.......................................................      436,666                         436,666
  Prepaid expenses and other current assets.........................       20,137                          20,137
                                                                       ----------      -------         ----------
Total current assets................................................      567,944                         567,944
Property, Plant and Equipment, net..................................      791,198                         791,198
Other Assets
  Deferred financing fees...........................................       20,100                          20,100
  Prepaid pension and other assets..................................       55,628                          55,628
  Goodwill..........................................................       69,890                          69,890
                                                                       ----------      -------         ----------
                                                                       $1,504,760                      $1,504,760
                                                                       ----------      -------         ----------
                                                                       ----------      -------         ----------
           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
  Senior Credit Facility............................................   $  154,181                      $  154,181
  Accrued interest payable..........................................       24,228                          24,228
  Trade accounts payable............................................       57,611                          57,611
  Other accounts payable and accrued liabilities....................      145,993                         145,993
                                                                       ----------      -------         ----------
Total current liabilities...........................................      382,013                         382,013
Long-Term Debt......................................................    1,275,000       66,450 (4)      1,341,450
Noncurrent Liabilities
  Deferred income taxes.............................................      270,848                         270,848
  Other liabilities.................................................       70,678                          70,678
                                                                       ----------      -------         ----------
Total noncurrent Liabilities........................................      341,526                         341,526
Stockholders' Equity (Deficit)......................................     (493,779)     (66,450)(4)       (560,229)
                                                                       ----------      -------         ----------
                                                                       $1,504,760                      $1,504,760
                                                                       ----------      -------         ----------
                                                                       ----------      -------         ----------

        NOTES TO THE CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEETS AND
             CONDENSED CONSOLIDATED PRO FORMA RESULTS OF OPERATIONS
                                  (UNAUDITED)

(1) To adjust interest expense to reflect additional revolver borrowings as follows (in thousands of dollars):

                                                                                 YEAR ENDED          NINE MONTHS ENDED
                                                               INTEREST RATE    DECEMBER 31, 1998    SEPTEMBER 30, 1999
                                                               -------------    -----------------    ------------------
Senior Credit Facility:
  $66,450 Additional Revolver Borrowings....................         6.48%           $ 4,306
  $66,450 Additional Revolver Borrowings....................         5.67%                                 $2,826
  Costs and expenses of the transaction are as follows
     (in thousands of dollars):
3 million shares @ $22 per share............................      $66,000
Fees and expenses...........................................          450
                                                                  -------
                                                                  $66,450

(2) To adjust income tax expense for the tax effect of pro forma adjustments.

(3) To adjust weighted average shares outstanding for the 3,000,000 shares purchased by the Company.

(4) To adjust long-term debt to reflect additional revolver borrowings and adjust stockholders' equity to reflect additional stock purchases.

10. SOURCE AND AMOUNT OF FUNDS

     The Offer is not conditioned upon any financing arrangements. The total amount of funds required by the Company to consummate the Offer, including the fees and expenses of the Offer, is estimated to be approximately $66.5 million. The Company will derive all funds necessary to purchase the Shares pursuant to the Offer from borrowings under its existing credit facility. The Company's existing credit facility with certain lenders and Nationsbank N.A. (now known as Bank of America, N.A.), as agent (collectively, the "Banks"), consists of a $800 million revolving credit facility due November 30, 2004. The Company's credit agreements contain a number of customary covenants including, among others, restrictions on the incurrence of indebtedness, transactions with affiliates, and certain asset dispositions. Certain provisions require the Company to maintain specified financial ratios, a minimum interest coverage ratio and a minimum consolidated net worth (as defined therein). At the option of the Company, interest under the credit facility will be payable monthly, either at the prime rate or at LIBOR plus 0.75%. Upon the Company achieving certain ratios of EBITDA (as defined therein) to cash interest expense, interest rates can be reduced up to 0.5%. At December 31, 1998, the interest rates under this facility were LIBOR plus 0.5% and at September 30, 1999 the interest rates were LIBOR plus 0.25%. The Company pays a facility fee in an amount equal to 0.25% of each Bank's commitment under the Revolver. The loans under the credit facility are secured by the pledge of all the stock of the Company's material subsidiaries and a first priority lien on substantially all of the assets of the Company, other than the Company's accounts receivable. The Company intends to repay borrowings under the credit facility with its operating cash flow.

11. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     In General. Set forth below is a summary of the principal Federal income tax consequences of a sale of Shares pursuant to the Offer under the Internal Revenue Code of 1986, as amended to date (the "Code").

     The summary is based on the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). The summary deals only with Shares held as capital assets within the meaning of
Section 1221 of the Code and does not address foreign, state or local tax consequences, or estate or gift tax considerations. Furthermore, the summary does not address all aspects of federal income taxation that may be relevant to investors in light of their particular circumstances or to certain types of investors subject to special treatment under the federal income tax laws (such as dealers in securities or currencies, tax-exempt organizations, insurance companies, other financial institutions, pass-through entities, regulated investment companies or stockholders holding the Shares as part of a "straddle", "hedge" or "conversion transaction," or other integrated transaction or persons that have a "functional currency" other than the U.S. dollar).

     Each stockholder is urged to consult and rely on the stockholder's own tax advisor with respect to the tax consequences to the stockholder of tendering Shares pursuant to the Offer.

     A stockholder's exchange of Shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws.

     Treatment as a Sale or Exchange. Generally, a transfer of Shares to the Company pursuant to the Offer will be treated as a sale or exchange of the Shares (rather than as a dividend distribution) if the receipt of cash upon the sale (a) is "substantially disproportionate" with respect to the stockholder,
(b) results in a "complete termination" of the stockholder's interest in the Company, or (c) is "not essentially equivalent to a dividend" with respect to the stockholder. These tests (the "Section 302 tests") are discussed more fully below.

     A stockholder must take into account not only Shares actually owned by the stockholder, but also Shares that are constructively owned pursuant to Section 318 of the Code. Under Section 318, a stockholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals or entities and Shares which may be acquired by exercise of an option or by conversion. Substantially contemporaneous dispositions or acquisitions of Shares by a stockholder or related individuals or entities (including market purchases and sales) may be deemed to be part of a single integrated transaction to be taken into account in determining whether any of the Section 302 tests has been satisfied. In the event that the Offer is oversubscribed, the Company will accept Shares for purchase first from any Odd Lot Holder who properly tenders all of its Shares (as described in Section 1 above), and then from all other stockholders on a pro rata basis. Thus, in such case, even if all the Shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, it is possible that not all of the Shares will be purchased by the Company, which in turn may affect the stockholder's ability to satisfy any of the Section 302 tests.

     The Section 302 tests are as follows:

          (a) SUBSTANTIALLY DISPROPORTIONATE TEST. The receipt of cash by a stockholder will be substantially disproportionate with respect to the stockholder if the percentage of the outstanding Shares actually and constructively owned by the stockholder immediately following the sale of Shares pursuant to the Offer (treating Shares sold pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the stockholder immediately before the sale of Shares pursuant to the Offer (treating Shares sold pursuant to the Offer as outstanding).

          (b) COMPLETE TERMINATION TEST. The receipt of cash by a stockholder will be a complete termination of the stockholder's interest if either (i) all of the Shares actually and constructively owned by the stockholder are sold pursuant to the Offer or (ii) all of the Shares actually owned by the stockholder are sold pursuant to the Offer and the stockholder is eligible to waive, and effectively waives, the attribution of Shares constructively owned by the stockholder in accordance with the procedures described in
     Section 302(c)(2) of the Code. Stockholders considering terminating their interest in accordance with Section 302(c)(2) of the Code should consult with their own tax advisors.

          (c) NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND TEST. The receipt of cash by a stockholder will be not essentially equivalent to a dividend if the stockholder's sale of Shares pursuant to the Offer results in a "meaningful reduction" in the stockholder's interest in the Company (both actual and constructive) as compared to such stockholder's interest immediately before the Offer is consummated. Whether the receipt of cash by a stockholder will be "not essentially equivalent to a dividend" will depend upon the individual stockholder's facts and circumstances. The Internal Revenue Service (the "IRS") has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." The IRS held in Rev. Rul. 76-385, 1976-2 C.B. 92, that a reduction in the percentage ownership interest of a stockholder in a publicly held corporation from .0001118% to .0001081% (only a 3.3% reduction of the stockholder's prior percentage ownership interest) would constitute a "meaningful reduction." Stockholders expecting to rely upon the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

     If any of the Section 302 tests is satisfied, and the sale of the Shares is therefore treated as a "sale or exchange" for federal income tax purposes, the tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder and the stockholder's tax basis in the Shares sold pursuant to the Offer. Any such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the Shares have been held for more than one year.

     Treatment as a Dividend. If none of the Section 302 tests is satisfied, the amount of cash received by a tendering stockholder will be treated as a dividend taxable as ordinary income (without reduction for the tax basis of the Shares sold pursuant to the Offer) to the extent of the stockholder's share of the Company's earnings and profits. The stockholder's basis in the Shares sold pursuant to the Offer would be added to such stockholder's basis in its remaining Shares, if any. If none of the Section 302 tests is satisfied, any cash received by the stockholders for Shares pursuant to the Offer in excess of the allocable portion of the Company's earnings and profits will be treated, first, as a non-taxable return of capital to the extent of the stockholder's basis for all of such stockholder's Shares, and, thereafter, as a capital gain to the extent it exceeds such basis.

     Special Rules for Corporate Stockholders. If a sale of Shares by a corporate stockholder is treated as a dividend, the corporate stockholder may be entitled to claim a deduction equal to 70% of the dividend under Section 243 of the Code, subject to applicable limitations. Corporate stockholders should, however, consider the effect of Section 246(c) of the Code, which disallows the 70% dividends-received deduction with respect to dividends on any share of stock
(i) that is held for 45 days or less during the 90 day period beginning 45 days before the date the stock becomes ex-dividend with respect to the relevant dividend or (ii) to the extent the stockholder is under an obligation to make related payments with respect to substantially similar or related property. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Code, if a corporate stockholder has incurred indebtedness directly attributable to an investment in Shares, the 70% dividends-received deduction may be reduced. In addition, because the Offer will result in a non-pro-rata redemption of Shares, any amount received by a corporate stockholder pursuant to the Offer that is treated as a dividend would constitute an "extraordinary dividend" under Section 1059 of the Code. For this purpose, all dividends received by a stockholder within, and having their ex-dividend date within, an 85-day period (expanded to a 365-day period in the case of dividends received in such period that in the aggregate exceed 20% of the stockholder's adjusted tax basis in the Shares) are aggregated and may also be treated as extraordinary dividends. Accordingly, if applicable, a corporate stockholder would be required under Section 1059(a) of the Code to reduce its basis (but not below zero) in its Shares by the non-taxed portion of the dividend (i.e. the portion of the dividend for which a deduction is allowed), and if such portion exceeds the stockholder's tax basis for its Shares, to treat the excess as gain from the sale of such Shares in the year in which Shares are sold pursuant to the Offer.

     Foreign Stockholders. The Company will withhold United States federal income tax at a rate of 30% from gross proceeds paid pursuant to the Offer to a foreign stockholder or his agent, unless the Company determines either that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. For this purpose, a foreign stockholder is any stockholder that is not (a) a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state thereof (including the Distrtict of Columbia), (c) an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or
(d) a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     Without definite knowledge to the contrary, the Company will determine whether a stockholder is a foreign stockholder and determine the applicable withholding rate by reference to the stockholder's address except if facts and circumstances indicate such reliance is not warranted or if applicable law requires some other method for determining residence. A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax if such stockholder (a) meets any of the Section 302 tests described above, (b) is entitled to a reduced rate of withholding pursuant to a treaty and the Company withheld at a higher rate, or
(c) is otherwise able to establish that no tax or a reduced amount of tax was due. In order to claim an exemption from withholding on the ground that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business by a foreign stockholder within the United States, the foreign stockholder must deliver to the Depositary a properly executed statement claiming such exemption or benefits. Such statements may be obtained from the Depositary. Foreign stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedures.

     Backup Withholding. Each tendering stockholder must provide certain information through the Letter of Transmittal to avoid the 31% federal "backup withholding" tax on the gross proceeds payable pursuant to the Offer. See
Section 3.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

12. TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     Based upon the Company's records and upon information provided to the Company by its directors, executive officers and affiliates, neither the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any associates of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to the date hereof.

     The Board of Directors has in the past authorized the Company to repurchase Shares in the open market. During 1999, the Board of Directors increased to 23,000,000 the maximum number of Shares that the Company could repurchase in open-market transactions. Through December 31, 1998, the Company repurchased in the open market 14,051,100 Shares for an aggregate cost of approximately $242,365,800. From January 1, 1999 through October 26, 1999, the Company acquired 3,826,450 Shares for an aggregate cost of approximately $99,385,500.

     This Offer temporarily suspends the Company's open-market repurchases of Shares previously authorized by the Board of Directors. The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms or on terms that are more or less favorable to stockholders than the terms of the Offer. However, under the Exchange Act (including Rule 13e-4(f)(6) thereunder), the Company and its affiliates are prohibited from purchasing any Shares, other than pursuant to the Offer, until at least ten (10) business days after the expiration or termination of the Offer. Any possible future purchases by the Company of Shares will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's financial position and resources, and general economic and market conditions.

     Except as set forth in this Offer to Purchase and except for options to purchase Shares granted to employees, (including executive officers) pursuant to the Company's stock option plans or pursuant to employment agreements, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

     The Company has been advised that none of its directors and executive officers intends to tender Shares pursuant to the Offer.

13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company intends to make all required filings under the Exchange Act. The Company's obligation under the offer to accept Shares for payment is subject to certain conditions. See Section 6.

14. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of stockholders. Nonetheless, the Company will not under any circumstances waive the condition set forth in paragraph (g) of Section 6 above which, in effect, requires that the Offer will not cause the Shares not to be authorized to be listed and traded on the NYSE. The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations. Eligibility for treatment as margin securities will, however, continue to depend on maintenance of minimum daily trading volume.

     The Shares are registered under the Exchange Act which requires, among other things, that the Company furnish certain information to its stockholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of the Company's stockholders. As noted above, pursuant to the terms and conditions of the Offer, the Company intends that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. The Company has no reason to believe that the purchase of the Shares pursuant to the Offer will result in the termination of registration of the Shares under the Exchange Act.

15. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

     The Company expressly reserves the right, in its sole discretion, at any time or from time to time and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section 4. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 or otherwise by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to owners of Shares or by decreasing the number of Shares being sought in the Offer) or to waive the limitation on the maximum number of shares to be purchased pursuant to the Offer. Amendments to the Offer may be made at any time or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any disclosure of a material change in the information published, sent or given to stockholders will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement pursuant to or concerning the Offer, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Company will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a published release, the SEC has stated that in its view an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. If (a) the Company (i) increases or decreases the price to be paid for Shares tendered pursuant to the Offer, (ii) increases the number of Shares being sought in the Offer and such increase exceeds 2% of the outstanding Shares or (iii) decreases the number of Shares being sought, and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such ten business day period.

16. FEES AND EXPENSES

     The Company has retained Merrill Lynch to act as financial advisor and Dealer Manager in connection with the Offer. Merrill Lynch will receive an advisory fee for its services of $50,000 plus $.05 for each Share purchased by the Company pursuant to the Offer. The Company also has agreed to reimburse Merrill Lynch for certain out-of-pocket expenses incurred in connection with the Offer, and to indemnify Merrill Lynch against certain liabilities in connection with the Offer, including liabilities under the Federal securities laws. Merrill Lynch has been retained by the Company to render, and in the past has rendered, various investment banking and other advisory services to the Company, for which it has received compensation, and may render similar services to the Company in the future.

     The Company has retained Innisfree M&A Incorporated to act as Information Agent and The Bank of New York to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile, telex, telegram or personal interview, and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent and the Depositary will each receive reasonable and customary compensation for its services in connection with the Offer and will be reimbursed for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of counsel. The Company has agreed to indemnify the Information Agent and the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the Federal securities laws.

     The Company will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than the Dealer Manager, the Depositary and Information Agent) for soliciting Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as an agent for the Company for the purpose of the Offer. The Company will not pay (or cause to be paid) any stock transfer taxes on its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 9 of the Letter of Transmittal.

17. MISCELLANEOUS

     The Offer is not being made to, nor will the Company accept tenders from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction where the making of the Offer or the tender of Shares would not be in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company's behalf by Merrill Lynch, Pierce, Fenner & Smith Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                          WESTPOINT STEVENS INC.

October 29, 1999

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:
                              THE BANK OF NEW YORK

              BY MAIL                       FACSIMILE TRANSMISSION:            BY HAND OR OVERNIGHT DELIVERY
                                        (for Eligible Institutions Only)
                                                (212) 815-6213
    Tender & Exchange Department                                                Tender & Exchange Department
           P.O. Box 11248                                                            101 Barclay Street
       Church Street Station                                                     Receive and Deliver Window
   New York, New York 10286-1248                                                  New York, New York 10286
                                         FOR CONFIRMATION BY TELEPHONE:
                                                (800) 507-9357

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the addresses and the telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trusts company or other nominee for assistance concerning the Offer. To confirm delivery of your Shares, stockholders are directed to contact the Depositary.

                    The Information Agent for the Offer is:

                                Innisfree
                                       M&A Incorporated

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                Bankers and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll Free: (888) 750-5834

                      The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.

                             World Financial Center
                                  North Tower
                            New York, New York 10281
                         (212) 236-3790 (call collect)